UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2014

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	0-31957 (Commission File Number)	38-0135202 (I.R.S. Employer Identification No.)

100 S. Second Ave., Alpena, Michigan 49707

(Address of principal executive offices)

(989) 356-9041

Registrant's telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2014, First Federal of Northern Michigan Bancorp, Inc. (“First Federal Bancorp”), the parent company of First Federal of Northern Michigan, and Alpena Banking Corporation, the parent company of Bank of Alpena, jointly announced the execution of an agreement and plan of merger (the “Merger Agreement”) that provides for the integration of the two companies and their subsidiary community banking institutions.

In connection with the all-stock transaction, which is based upon the pro rata tangible equity contribution of each company as of September 30, 2013, each share of common stock of Alpena Banking Corporation will be converted into the right to receive 1.549 shares of First Federal Bancorp common stock. Based upon First Federal Bancorp’s closing price of $5.15 on January 23, 2014, the transaction is valued at $7.98 per share of Alpena Banking Corporation stock, or approximately $4.26 million in the aggregate. The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes.

Bank of Alpena’s office will become a branch office of First Federal of Northern Michigan. As of September 30, 2013, Alpena Banking Corporation had approximately $66.7 million of total deposits, $39.9 million of loans and $73.7 million of assets. Based on September 30, 2013 data, the combined institution would have approximately $224.8 million of total deposits, $181.0 million of loans and $287.6 million of assets.

The combined company’s leadership team will be comprised of executives from both organizations. From First Federal Bancorp, Michael Mahler will serve as the Chief Executive Officer and Jerry Tracey will continue to serve as the Executive Vice President and Chief Lending Officer. From Alpena Banking Corporation, Craig Kus will serve as the President and Chief Operating Officer and Joseph Garber will serve as the Chief Credit Officer. Board composition will be a combination of the majority of each company’s board, including five members from First Federal of Northern Michigan and four members from Bank of Alpena.

The Merger Agreement has been unanimously approved by the boards of directors of First Federal Bancorp and Alpena Banking Corporation. The transaction is subject to customary closing conditions, including approval by the shareholders of First Federal Bancorp and the shareholders of Alpena Banking Corporation and applicable banking regulatory authorities. It is anticipated the transaction will close late in the second quarter of 2014 or in the third quarter of 2014.

The Merger Agreement includes customary representations, warranties and covenants of Alpena Banking Corporation and First Federal Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are not intended to provide factual, business, or financial information about First Federal Bancorp or Alpena Banking Corporation. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between First Federal Bancorp and Alpena Banking Corporation rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement. Both First Federal Bancorp and Alpena Banking Corporation have agreed to operate their respective businesses in the ordinary course consistent with past practice until the closing of the Merger and not to engage in certain kinds of transactions during such period (without the prior written consent of the other party).

The foregoing description of the Merger Agreement are included to provide you with information regarding its terms and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this report by reference. A press release announcing the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit 10.1	Definitive Agreement and Plan of Merger dated as of January 23, 2014 by and between First Federal of Northern Michigan Bancorp, Inc. and Alpena Banking Corporation

Exhibit 99.1	Press Release dated January 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC

DATE: January 29, 2014	By:	/s/ Michael W. Mahler
Michael W. Mahler President and Chief Executive Officer
(Duly Authorized Representative)